Exhibit 99.2

AMENDED AND RESTATED Joint Filing Agreement

This Amended and Restated Jointing Filing Agreement amends and restates the Joint Filing Agreement dated November 24, 2023 by and among Ole Nielsen, NCMH ApS and Nielsen Capital Management Fondsmæglerselskab A/S to add Kapitalforeningen Investin Pro – Nielsen Globale Aktier as a party to the Joint Filing Agreement.

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the undersigned hereby agrees to the joint filing, along with each other such undersigned, on each of its behalf, of a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the rules thereunder on Schedule 13G or Schedule 13D, as appropriate (including amendments to such statement of beneficial ownership) with respect to Common Stock of Trupanion, Inc. and that this agreement be included as an Exhibit 99.2 to Amendment No. 1 to the Schedule 13G filed on November 24, 2023. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 5th day of April, 2024.

/s/ Ole Nielsen
Ole Nielsen

NCMH ApS

By: /s/ Ole Nielsen
Name: Ole Nielsen Title: CEO

NIELSEN CAPITAL MANAGEMENT FONDSMÆGLERSELSKAB A/S

By: /s/ Ole Nielsen
Name: Ole Nielsen Title: CEO

Kapitalforeningen Investin Pro – Nielsen Globale Aktier

By: /s/ Erling Skorstad
Name: Erling Skorstad
Title: Managing Director

By: /s/ Tage Fabrin-Brasted
Name: Tage Fabrin-Brasted
Title: Managing Director